BROOKFIELD INVESTMENT FUNDS
FORM OF THIRD AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS THIRD AMENDMENT dated as of the [                                                                                                ] day of [                      ], 2015, to the Distribution Agreement, dated as of September 20, 2011, as amended and restated on November 15, 2013 and November 1, 2014 (the “Agreement”), is entered into by and between BROOKFIELD INVESTMENT FUNDS, a Delaware statutory trust (the “Trust”) and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein; and

WHEREAS, the parties desire to amend Amended Exhibit A to the Agreement to add the Brookfield Real Assets Debt Fund;

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Amended Exhibit A of the Agreement shall be amended and replaced in its entirety by the Third Amended Exhibit A attached hereto.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

BROOKFIELD INVESTMENT FUNDS	QUASAR DISTRIBUTORS, LLC

By: ________________________	By: ________________________

Name:	Name:

Title:	Title:

Third Amended Exhibit A
to the Distribution Agreement – BROOKFIELD INVESTMENT FUNDS

Fund Names

Name of Series
Brookfield Global Listed Real Estate Fund
Brookfield Global Listed Infrastructure Fund
Brookfield U.S. Listed Real Estate Fund
Brookfield Real Assets Securities Fund
Brookfield Real Assets Debt Fund